Exhibit 99.1

Carter Validus Mission Critical REIT Acquires

$18,733,000 Acute Care Hospital

(Tampa, FL) (October 9, 2012) Carter Validus Mission Critical REIT, Inc. (the “Company”) announced today that it acquired the Vibra Denver Hospital, a long-term acute-care hospital that is strategically located in the center of Thornton, Colorado, a suburb of Denver, for a purchase price of $18,733,000.

The Vibra Denver Hospital is a 131,210 square foot facility housing 65 acute-care hospital beds, 30 medical surgery beds, eight intensive care unit beds and 16 intensive care unit step down beds. The facility is currently operating under a sixteen-year, triple net lease agreement with its tenant, 8451 Pearl Street Operating Company, LLC. John Carter, CEO of the Company, stated, “The Vibra Denver Hospital has a demonstrated history of providing high quality, individualized, cost-effective healthcare to the Denver market. We are pleased to add a property of this caliber to our portfolio of mission critical assets.”

With the addition of this property, the investment total for the Company’s portfolio now exceeds $272,000,000.

Carter Validus Mission Critical REIT, Inc. is a real estate investment trust that invests in mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. focuses its acquisitions of mission critical assets in the data center and healthcare sectors.

Media Contact:

John Carter

CEO – Carter Validus Mission Critical REIT, Inc.

813-387-1700

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to confirm the statement to actual results or changes in the Company’s expectations.